Exhibit 21.1

Subsidiaries

CCC International Investment Ltd.   (“CCC BVI”) Incorporated on August 21, 2012

CCC International Investment Holding Ltd (“CCC HK”) Incorporated on September 4, 2012

Pride Financial Leasing (Suzhou) Co. Ld. (“PFL”) Established on September 5, 2013

Wujiang Luxiang Information Technology Consulting Co. Ltd. (“WFOE”) Established on September 26, 2012

Wujiang Luxiang Rural Microcredit Co. Ltd. (“Wujiang Luxiang”) Established on October 21, 2008, an entity controlled by WFOE pursuant to certain VIE Agreements.